UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 24, 2010

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
(Exact Name of Registrant as Specified in Its Charter)
IOWA	000-53041	20-2735046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10868 189th Street, Council Bluffs, Iowa 51503
(Address of Principal Executive Offices)		(Zip Code)

(712) 366-0392
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company”) has installed certain equipment at its ethanol production facility near Council Bluffs, Iowa (the “Facility”), which will allows SIRE to extract corn oil while making ethanol.  On November 24 2010, the Company and Bunge North America, Inc. (“Bunge”) entered into a Corn Oil Agency Agreement (the “Corn Oil Agreement”), effective as of November 12, 2010, pursuant to which, SIRE will exclusively use Bunge to market the corn oil produced at the Facility.  In its role marketing the corn oil, Bunge will (a) negotiate contracts for the sale of corn oil, (b) schedule and arrange shipping and delivery of all corn oil sold other than on an FOB Facility basis, (c) use reasonable efforts to review the creditworthiness of corn oil purchasers in accordance with guidelines established by SIRE, (d) invoice all corn oil purchasers and assist with the collection of receivables resulting from corn oil sales and (e) use commercially reasonable efforts to negotiate contracts that maximize the corn oil sale price and minimize related costs, relative to prevailing market conditions.  For the services Bunge is providing, SIRE will pay Bunge a specified fee per pound of corn oil sold, subject to adjustments beginning on the third anniversary of the Corn Oil Agreement effective date.  Furthermore, from time to time, Bunge may buy corn oil for its own account, and in all such cases, such purchases will be at the current fair market value of such corn oil.

In connection with the Corn Oil Agreement, SIRE has agreed to (a) produce corn oil that meets the specifications set forth in the Corn Oil Agreement, (b) provide Bunge with estimates of corn oil production a reasonable period of time prior to production and provide notice of any circumstances that reasonably may affect such corn oil production, (c) determine the weight of all corn oil using scales at the Facility which are inspected and certified as required by law, (d) pay all shipping and delivery charges incurred by Bunge for sales of corn oil and (d) abide by terms of the policy mutually agreed to SIRE and Bunge.  SIRE has covenanted to Bunge that SIRE will use its commercially reasonable efforts to ensure the corn oil extraction equipment is installed at the Facility no later than April 1, 2011.

The Corn Oil Agreement expires on the third anniversary of its effective date, except that the agreement will automatically renew for successive three year periods, unless either party provides written notice of its intent to not renew at least 180 days prior to the expiration date.

SIRE utilizes approximately 39.3 million bushels of corn per year, or approximately 108,000 bushels per day, as the feedstock for its dry milling process.  During Fiscal 2010 and 2009, SIRE purchased 40.85 and 19.4 million bushels of corn, which was obtained primarily from local markets.  To assist SIRE in securing the necessary quantities of grain for its plant, SIRE entered into a Grain Feedstock Supply Agreement dated December 15, 2008 (the “Supply Agreement”) with AGRI-Bunge, LLC (“AB”), an entity affiliated with one of SIRE’s significant equity holders, Bunge.  Under the Supply Agreement, AB agreed to provide SIRE with all of the corn SIRE needs to operate its ethanol plant, and SIRE agreed to purchase corn solely from AB.  AB provides grain originators who work at the Facility for purposes of fulfilling its obligations under the Supply Agreement.  SIRE pays AB a per-bushel fee for corn procured by AB for SIRE under the Supply Agreement, subject to a minimum annual fee of $675,000 and adjustments according to specified indexes after three years.  The term of the Supply Agreement is ten years, subject to earlier termination upon specified events.  The Supply Agreement suspends the operation of an agency agreement entered into by SIRE and AB on October 13, 2006, as amended December 15, 2008 (the “Agency Agreement”).

On November 24, 2010, AB exercised a contractual right of assignment under the Supply and Agency Agreements pursuant to the Assignment and Termination Agreement by and among AB, Bunge and SIRE dated effective November 17, 2010.  As a result, Bunge is now the successor party to AB for each of these agreements with the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

10.1
Corn Oil Agency Agreement by and between Southwest Iowa Renewable Energy, LLC and Bunge North America, Inc. dated November 12, 2010.  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.2	Assignment and Termination Agreement by and among AGRI-Bunge, LLC, Bunge North America, Inc. and Southwest Iowa Renewable Energy, LLC dated November 17, 2010.
10.3
Grain Feedstock Supply Agreement dated December 15, 2008 with AGRI-Bunge, LLC.  Portions of the Agreement have been omitted pursuant to a request for confidential treatment (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on December 22, 2008).

10.4
Grain Feedstock Agency Agreement dated October 13, 2006 with AGRI-Bunge, LLC (incorporated by reference to Exhibit 10.10 of Registration Statement on Form 10 filed by the Company on October 23, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 30, 2010
SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Brian Cahill
Brian Cahill
General Manager, President, and Chief Executive Officer

Exhibit Index

Exhibit
Number                                 Description

10.1
Corn Oil Agency Agreement by and between Southwest Iowa Renewable Energy, LLC and Bunge North America, Inc. dated November 12, 2010.  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.

10.2	Assignment and Termination Agreement by and among AGRI-Bunge, LLC, Bunge North America, Inc. and Southwest Iowa Renewable Energy, LLC dated November 17, 2010.
10.3
Grain Feedstock Supply Agreement dated December 15, 2008 with AGRI-Bunge, LLC.  Portions of the Agreement have been omitted pursuant to a request for confidential treatment (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on December 22, 2008).

10.4
Grain Feedstock Agency Agreement dated October 13, 2006 with AGRI-Bunge, LLC (incorporated by reference to Exhibit 10.10 of Registration Statement on Form 10 filed by the Company on October 23, 2008).  Portions of the Agreement have been omitted pursuant to a request for confidential treatment.